UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2012

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA, 92130
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Material Definitive Agreement

On November 2, 2012, Zogenix, Inc. (“Zogenix” or the “Company”) and Alkermes Pharma Ireland Limited (“Alkermes”) entered into a commercial manufacturing and supply agreement for Zohydro ER finished commercial product (the “Supply Agreement”). Under the Supply Agreement, Alkermes will be the exclusive manufacturer and supplier to Zogenix (subject to certain exceptions) of Zohydro ER under previously agreed upon financial terms. Zogenix must purchase all of its requirements of Zohydro ER, subject to certain exceptions, from Alkermes.

Under the Supply Agreement, Zogenix will provide Alkermes with an eighteen-month forecast on a monthly basis and with a three-year forecast on an annual basis for commercial supply requirements of Zohydro ER. In each of the four months following the submission of the 18-month forecast, Zogenix is obligated to order the quantity of Zohydro ER specified in the forecast. Alkermes will use commercially reasonable efforts to supply the orders of Zohydro ER subject to the availability of the United States Drug Enforcement Administration quota for hydrocodone. Alkermes is not obligated to supply Zogenix with quantities of Zohydro ER in excess of forecasted amounts, but has agreed to use commercially reasonable efforts to do so. Further, Zogenix is obligated to purchase at least 75% of forecasted quarterly quantities of Zohydro ER from Alkermes, and is required to make compensatory payments if it does not purchase 100% of its requirements from Alkermes, subject to certain exceptions.

If a failure to supply occurs under the Supply Agreement, other than a force majeure event, Alkermes must use commercially reasonable efforts to assist Zogenix in transferring production of Zohydro ER to either Zogenix or a third-party manufacturer, provided that such third party is not a technological competitor of Alkermes. In a failure to supply circumstance, Zogenix would be able to utilize (or sublicense to a third party who is not a technological competitor of Alkermes) the manufacturing license rights granted to Zogenix in the license agreement that the Company previously entered into with an affiliate of Alkermes (the “Alkermes License Agreement”), until such time as Alkermes can resume supply of Zohydro ER.

Either party may terminate the Supply Agreement by written notice if the other party commits a material breach of its obligations which is either incapable of remedy or is not remedied within a specified period following receipt of written notice of such breach. Unless otherwise terminated due to a material breach, the Supply Agreement will continue in force until the expiry or termination of the Alkermes License Agreement.

* * *

The foregoing description of the Supply Agreement does not purport to be complete and is qualified in its entirety by the Supply Agreement, a copy of which Zogenix intends to file with its Annual Report on Form 10-K for the year ending December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: November 2, 2012	By:	/s/ Ann D. Rhoads
	Name:	Ann D. Rhoads
	Title:	Executive Vice President, Chief Financial Officer,
Treasurer and Secretary